EXHIBIT 4.12

SIXTH AMENDMENT TO PROMISSORY NOTES

THIS SIXTH AMENDMENT TO PROMISSORY NOTES (this “Amendment”), dated February 22, 2021, is entered into by MMEX Resources Corporation (the “Company”) and GS Capital Partners, LLC (“Holder”).

WHEREAS, the Company has issued the following notes (the “Notes”) to Holder:

(i) a $110,000 note dated September 13, 2018 and due December 20, 2020;

(ii) a $70,000 note dated September 18, 2018 and due December 20, 2020;

(iii) a $600,000 note dated October 5, 2018 and due December 20, 2020; and

(iv) a $110,000 note dated February 20, 2019 and due December 20, 2020; and

WHEREAS, the Notes were amended, effective December 15, 2020, by adding an additional $80,000 of principal thereto (consisting of $75,000 of funds advanced to the Company and additional debt discount of $5,000); and

WHEREAS, the maturity date of the Notes was extended to August 31, 2021; and

WHEREAS, the Company has been pursuing a recapitalization transaction that is intended to repay all of the Notes but has encountered unanticipated delays; and

WHEREAS, the Company and the Holder desire to amend the Notes in light of the foregoing;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1. The Company has instructed its transfer agent to create an additional reserve of 1.5 billion shares of its common stock for issuance upon conversion of the Notes, and the transfer agent has supplied evidence of such reserve to the satisfaction of the Holder.

2. Contemporaneously with the execution and delivery of this Amendment, the Holder (i) hereby terminates the prior pledge by Maple Resources Corporation and BNL Family Trust of shares of the Company’s Series A Preferred Stock and releases such shares (and related stock powers) to the Company’s counsel for the benefit of such pledgors and (ii) has instructed its counsel to dismiss with prejudice the Joint Motion for Entry of Agreed Final Judgment executed by the parties.

3. The maturity dates of the Notes are hereby extended to the earlier of (i) December 31, 2021 or (ii) the consummation by the Company of an equity or equity- based financing providing net proceeds to the Company sufficient to retire the outstanding indebtedness of the Company to the Holder.

4. Holder has further advanced to the Company the sum of $250,000 evidenced by the Company’s separate note to the Holder dated the date hereof (which for sake of clarity is not a part of the Notes).

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5. Except as expressly amended and modified by this Amendment, the Notes are and shall continue to be in full force and effect in accordance with the terms thereof.

6. This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Promissory Notes to be duly executed as of the date first written above.

MMEX Resources Corporation

By:	/S/ JACK W. HANKS
Jack W. Hanks, CEO

GS Capital Partners, LLC

By:	/S/ GABE SAYEGH
Gabe Sayegh, President

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